AMENDMENT NO. 5

             FIFTH AMENDMENT TO SECOND AMENDED AND
              RESTATED REVOLVING CREDIT AGREEMENT


      THIS FIFTH AMENDMENT, dated as of the 15th day of October, 1996, by and between Newcor, Inc., a Delaware corporation, of Bloomfield Hills, Michigan (herein collectively called "Company") and Comerica Bank, a Michigan banking corporation, of Detroit, Michigan (herein called "Bank");

                          WITNESSETH:

      WHEREAS, Company and Bank desire to amend that certain Second Amended and Restated Revolving Credit Agreement dated as of March 6, 1995, entered into by and between Company and Bank, as previously amended on December 29, 1995, January 31, 1996, March 22, 1996 and April 12, 1996 (herein called "Agreement");

     NOW, THEREFORE, it is agreed that the Agreement is amended as follows:

      1. The definition of "Commitment" set forth in Section 1 of the Agreement is amended to read in its entirety as follows:

           "'Commitment' shall mean the total commitment of Bank to make Advances to Company pursuant to this Agreement in the amount of (a) Twenty Nine Million Dollars ($29,000,000) for the period from October 15, 1996 through February 28, 1997, and (b) thereafter, in the amount of Twenty Five Million Dollars ($25,000,000), subject to reduction as herein provided."

     2. The definition of "Base Tangible Net Worth" set forth in Section 1 of the Agreement is amended to read in its entirety as follows:

           "'Base Tangible Net Worth' shall initially mean $6,250,000. On the last day of each fiscal quarter of Company (commencing January 31, 1997), base Tangible Net Worth shall be increased by an amount equal to fifty percent (50%) of Net Income for the fiscal quarter then ended. Base Tangible Net Worth shall also be increased by one hundred percent (100%) of the amount of the Reserves which Company determines from time to time no longer to be necessary to be maintained. Such increase shall be effective on the last day of the fiscal quarter in which such determination is made. For any fiscal quarter with respect to which Net Income is less than zero, Net Income shall be deemed to be zero."

      3. The definition of "Reserves" set forth in Section 1 of the Agreement is amended to read in its entirety as follows:

           "'Reserves' shall mean each and all of the reserves established by Company in connection with the sale of Company's Wilson Automation Division, Eonic, Inc. and Newcor Machine Tool, Inc."

      4. The definition of "Net Income" set forth in Section 1 of the Agreement is amended to read in its entirety as follows:

          "'Net Income' shall mean the net income (or loss) of Company and its consolidated Subsidiaries for any period determined in accordance with generally accepted accounting principles consistently applied but excluding in any event (i) any extraordinary gains or losses, (ii) any gains or losses from discontinued operations or the sale of Eonic, Inc. or Newcor Machine Tool, Inc., and (iii) any taxes on the excluded gains and any tax deductions or credits on account of any excluded losses."

     5. The first two lines of the definition of "Eurodollar-based Rate" in Section 1 of the Agreement are amended to read in their entirety as follows:

           "'Eurodollar-based Rate' shall mean a per annum interest rate which is the Applicable Margin plus the quotient of:

      6. The following definitions are hereby added to Section 1 of the Agreement in alphabetical order:

            "'Applicable  Margin'  shall  mean  as  of  any  date   of
     determination, the interest rate margin determined in accordance with the provisions of Section 2.12 and Schedule 2.12.

           'Applicable Commitment Fee Percentage' shall mean as of any date of determination, the commitment fee percentage determined in accordance with the provisions of Section 2.12 and Schedule 2.12."

      7. Section 2.10 of the Agreement is amended to read in its entirety as follows:

           "2.10 Company agrees to pay to Bank a commitment fee on the average daily balance of the unused portion of the revolving credit (less any outstanding Letters of Credit) at the rate of the Applicable Commitment Fee Percentage (as in effect from time to time) per annum, computed on the actual number of days elapsed using a year of 360 days. The commitment fee shall be payable quarterly commencing April 30, 1995."

      8. Section 2.11 of the Agreement is amended to read in its entirety as follows:

          "2.11 On February 28, 1997, the amount of the Commitment shall automatically be reduced to Twenty Five Million Dollars ($25,000,000). On the date that the Commitment automatically reduces, Company shall pay to Bank the amount, if any, by which the aggregate amount of outstanding Advances and outstanding Letters of Credit exceeds the amount of the Commitment as so reduced. If such payment requires the prepayment of a Eurodollar-based Advance, Company shall pay to Bank on such date any amount required to be paid pursuant to the provisions of Section 3.1."

     9.   The following Section 2.12 is hereby added to the Agreement:

           "2.12 The Applicable Margin and Applicable Commitment Fee Percentage shall be based on the Company's Funded Debt to EBITDA Ratio (determined as of the last day of each fiscal quarter of Company) and determined in accordance with Schedule
     2.12 hereto and shall be implemented on a quarterly basis. Adjustments shall be effective on the first day of the first month following the required date of delivery of the financial statements for October, January, April and July required pursuant to the provisions of Section 6.1(b) of this Agreement. Until the financial statements for the period ending October 31, 1996 are delivered, Level V pricing shall apply."

     10. Section 6.1(a) of the Agreement is amended to delete the words "one hundred twenty (120) days" and replace those words with "ninety
     (90) days".

      11. Section 6.4 of the Agreement is amended to read in its entirety as follows:

           "6.4 On a Consolidated statement basis, maintain, as of the end of each fiscal quarter, a Debt to Worth Ratio of not more than 11.0 to 1.0 through April 29, 1997, not more than 9.25 to
     1.0  from April 30, 1997 through July 30, 1997 and not more  than
     6.5 to 1.0 beginning July 31, 1997 and thereafter."

      12. Section 6.15 of the Agreement is amended to read in its entirety as follows:

           "6.15 On a Consolidated statement basis, maintain as of the end of each fiscal quarter, a Debt Service Coverage Ratio of not less than the following amounts during the periods specified below:

     May 1, 1996 through October 30, 1996         1.5 to 1.0
     October 31, 1996 and thereafter              1.75 to 1.0"

     13.  The following Section 6.16 is hereby added to the Agreement:

           "6.16 On a Consolidated statement basis, maintain as of the end of each fiscal quarter through October 31, 1997 a cumulative Net Income for the period beginning November 1, 1996 and ending on the applicable date of determination of not less than the following amounts for the periods indicated below:

     January 31, 1997                                  $  450,000
     April 30, 1997                                    $1,300,000
     July 31, 1997                                     $2,300,000
     January 31, 1997                                  $3,400,000

     For purposes of determining compliance with the provisions of this Section 6.16, Net Income shall be determined without giving any effect to any one time loss resulting from the sale of the stock or assets of Newcor Machine Tool, Inc. and/or Eonic, Inc."

     14. Exhibit "A" to the Agreement is deleted and attached Exhibit "A" substituted therefor and attached Schedule 2.12 is hereby added to the Agreement.

     15. Company hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within Company's corporate powers, have been duly authorized, are not in contravention of law or the terms of Company's Certificate of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Company set forth in Sections 5.1 through 5.7 and 5.9 through 5.15 of the Agreement are true and correct on and as of the date hereof with the same force and effect as made on and as of the date hereof; (c) the continuing representations and warranties of Company set forth in Section 5.8 of the Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Bank by Company in accordance with Section 6.1 of the Agreement; and (d) no event of default, or condition or event which, with the giving of notice or the running of time, or both, would constitute an event of default under the Agreement, has occurred and is continuing as of the date hereof.

     16. This Amendment shall be effective upon (i) execution of this Amendment by Company and Bank and delivery to Bank of a replacement Revolving Credit Note in the form attached hereto as Exhibit "A".

     17. Except as modified hereby, all of the terms and conditions of the Agreement shall remain in full force and effect.

      WITNESS the due execution hereof on the day and year first above written.

COMERICA BANK                      NEWCOR, INC.


     /s/ Brian E. Marshall                        /s/ W. John Weinhardt
By:-------------------------                 By:  ---------------------
                                                  W. John Weinhardt

Its: Vice President                                    Its: President


                                        /s/ John J. Garber
                                   By-----------------------------
                                      John J. Garber

                                   Its: Treasurer



      The undersigned accept and agree to the Amendment No. 5 to the Second Amended and Restated Revolving Credit Agreement and agree to the continued effectiveness of the Guaranty originally executed and delivered to Comerica Bank by the undersigned on March 9, 1992.

                                   ROCHESTER GEAR, INC.


                                        /s/ W. John Weinhardt
                                   By:----------------------------
                                      W. John Weinhardt

                                   Its: Chairman of the Board

                                        /s/ John J. Garber
                                   By:---------------------------
                                      John J. Garber

                                   Its: Treasurer



                                   NEWCOR MACHINE TOOL, INC.


                                        /s/ W. John Weinhardt
                                   By:---------------------------
                                      W. John Weinhardt

                                   Its: Chairman of the Board

                                        /s/ John J. Garber
                                   By:---------------------------
                                      John J. Garber

                                   Its: Treasurer


                                   EONIC, INC.

                                        /s/ W. John Weinhardt

                                   By:---------------------------
                                      W. John Weinhardt

                                   Its: Chairman of the Board


                                        /s/ John J. Garber
                                   By:-----------------------------
                                      John J. Garber

                                   Its: Treasurer


                          EXHIBIT "A"

                     REVOLVING CREDIT NOTE


                                             Detroit, Michigan
$29,000,000                                       October 15, 1996


      On or before the Revolving Credit Maturity Date (which initially is February 28, 1998), FOR VALUE RECEIVED, NEWCOR, INC., a Delaware corporation (herein called "Company") promises to pay to the order of COMERICA BANK, a Michigan banking corporation (herein called "Bank") at its Main Office at 500 Woodward Avenue, Detroit, Michigan, 48226 in lawful money of the United States of America the indebtedness or so much of the sum of Twenty Nine Million Dollars ($29,000,000) as may from time to time have been advanced and then be outstanding hereunder pursuant to the Second Amended and Restated Revolving Credit Agreement dated March 6, 1995, made by and between Company and Bank (herein called "Agreement"), together with interest thereon as hereinafter set forth. For the period from October 15, 1996 through February 28, 1997, the amount available hereunder shall, subject to the terms of the Agreement, be Twenty Nine Million Dollars ($29,000,000). After February 28, 1997, the amount available hereunder shall, subject to the terms of the Agreement, be Twenty Five Million Dollars ($25,000,000). Company agrees to reduce the indebtedness outstanding hereunder to an amount not to exceed Twenty Five Million Dollars ($25,000,000) on or before February 28, 1997.

      Each of the Advances made hereunder shall bear interest at the Eurodollar-based Rate or the Prime-based Rate as elected by Company or as otherwise determined under the Agreement.

      Interest on the unpaid balance of all Prime-based Advances shall be payable quarterly commencing on October 31, 1996 and on the last day of each quarter thereafter. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the Prime-based Rate on the date of such change in the Prime-based Rate.

     Interest on each Eurodollar-based Advance shall be payable on the last day of the Interest Period applicable thereto. Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to but not including the last day thereof.

      From and after the occurrence of any event of default hereunder or under the Agreement or any event which automatically causes the indebtedness outstanding hereunder to become immediately due and payable, the indebtedness outstanding hereunder shall bear interest at Three percent (3%) above the Prime-based Rate as it may vary from time to time, which interest shall be payable daily.

      This Note is a note under which advances, repayments and readvances may be made from time to time, subject to the terms and conditions of the Agreement. This Note evidences borrowing under, is subject to, is secured in accordance with, and may be matured under, the terms of the Agreement, to which reference is hereby made. As additional security for this Note, Company grants Bank a lien on all property and assets including deposits and other credits of the Company, at any time in possession or control of or owing by Bank for any purpose.

      Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note. Any transferees of, or endorser, guarantor or surety paying this
Note in full shall succeed to all rights of Bank, and Bank shall be under no further responsibility for the exercise thereof or the loan evidenced hereby. Nothing herein shall limit any right granted Bank by other instrument or by law.

     This Note is a replacement for a Revolving Credit Note dated April 12, 1996 in the original principal amount of $32,500,000 by Company payable to Bank.

      All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

                              NEWCOR, INC.


                                   /s/ W. John Weinhardt
                              By:----------------------------
                                 W. John Weinhardt

                              Its: President


                                   /s/ John J. Garber
                              By: ----------------------------
                                  John J. Garber

                              Its: Treasurer


                               SCHEDULE 2.12


                 Level I       Level II        Level III     Level IV
Funded Debt to >4.5 to 1.0    >4.0 to 1.0 &  >3.5 to 1.0 &   >3.0 to 1.0 &
EBITDA Ratio                  <4.5 to 1.0    <4.0 to 1.0     <3.5 to 1.0

Applicablae Margin  2%             1 3/4%         1 1/2%         1 1/4%

Applicable
Commitment Fee
Percentage          1/2%           1/2%           3/8%           3/8%



                 Level V       Level VI        Level VII
Funded Debt to >2.5 to 1.0 &  >2.0 to 1.0 &  <2.0 to 1.0
EBITDA Ratio   <3.0 to 1.0    <2.5 to 1.0

Applicablae Margin  1%             3/4%           1/2%

Applicable
Commitment Fee
Percentage          1/4%           1/4%           1/4%